Exhibit 99.1

Robert Finocchio, Jr. Elected to Sun Microsystems’ Board of Directors

Tuesday February 21, 4:01 pm ET

SANTA CLARA, Calif., Feb. 21 /PRNewswire-FirstCall/ — Sun Microsystems, Inc. (Nasdaq: SUNW - News) today announced that Robert Finocchio has been elected to the company’s board of directors, effective immediately. Finocchio, a 30-year veteran in the financial and high-tech industries, will also join Sun’s audit committee and qualifies as an “audit committee financial expert” under SEC rules. Finocchio joins Sun’s board at the same time Michael Lehman, former executive vice president, Corporate Resources and chief financial officer from 1998 to 2002 and board member since 2002, returns to Sun to replace Steve McGowan. McGowan, Sun’s current chief financial officer who announced his plans to retire from the post in October 2005, will remain at Sun as executive vice president of Finance and will work closely with Lehman to ensure a seamless transition.

“Sun takes great pride in its impeccable reputation as a transparent and compliant organization,” said Scott McNealy, chairman and chief executive officer, Sun Microsystems. “With the addition of Bob to Sun’s board and the appointment of Mike as Sun’s new CFO, I’m 100 percent confident that the strong tradition will continue and I look forward to working with them both in their new roles.”

In addition to becoming a member of Sun’s board of directors, Finocchio also serves on the boards of Altera Corporation, CaseCentral, Echelon Corporation, Intransa and Silver-Peak Systems. Finocchio has also held senior roles at industry-leading companies including chairman, chief executive officer and president of Informix Corporation and president of 3Com Systems, respectively.

Finocchio is also vice-chair of the board of trustees at Santa Clara University and Dean’s Executive Professor at the university’s Leavey School of Business. Finocchio holds a bachelor’s degree in economics from Santa Clara University and a masters degree in business administration from the Harvard Business School.

About Sun Microsystems, Inc.

A singular vision — “The Network Is The Computer”(TM) — guides Sun in the development of technologies that power the world’s most important markets. Sun’s philosophy of sharing innovation and building communities is at the forefront of the next wave of computing: the Participation Age. Sun can be found in more than 100 countries and on the Web at sun.com.

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